Exhibit 10.2

CWSF Products Purchase Contract
Exclusivity Supplemental Agreement

Supplier:	Shenyang Suo’ang Energy Co., Ltd.

Purchaser:	Shenyang Haizhong Heat Resource Co., Ltd.

In order to maximize the mutual benefits of both the supplier and the purchaser and to ensure operation and production stability, the two parties, after consultation for consensus, have reached the following agreement and entered into this supplemental agreement regarding the exclusive relationship in the supply of CWSF.

1.           The supplier will provide CWSF products of highest quality at the favorable price and complete post-sale service to the purchaser; the supplier is the sole provider of CWSF products to the purchaser.

2.           During the term of cooperation, the purchaser shall not use the CWSF products from any other company; nor shall the supplier refuse for any reason to provide CWSF products to the purchaser.

3.           Other  matters must be implemented pursuant to the original contract.  This agreement has the equal legal effect as the original contract.

4.           This agreement is in duplicates, with one to the supplier and to the purchaser, and both have the same legal power.

Supplier:	Shenyang Suo’ang Energy Co., Ltd.

Legal Representative:	LI Fu (Signature)

Date of Execution:	June 11, 2010

Party B:	Shenyang Haizhong Heat Resource Co., Ltd.

Legal Representative:	WANG Rui (Signature)

Date of Execution:	June 11, 2010